ESCROW AGREEMENT


      ESCROW AGREEMENT dated as of October 20, 1998 among META Group, Inc., a Delaware corporation ("META"), Peter A. Naber (the "Stockholder Representative"), as representative of stockholders of The Sentry Group, Inc. listed on Exhibit A hereto (the "Stockholders") and the other stockholders of The Sentry Group, Inc., and State Street Bank and Trust Company, as escrow agent (the "Escrow Agent").

                                   RECITALS

      1. META and its wholly-owned subsidiary, MG Acquisition Corporation, a Massachusetts corporation ("Merger Sub"), have executed a definitive Agreement and Plan of Merger dated as of September 23, 1998 (the "Merger Agreement") with The Sentry Group, Inc., a Massachusetts corporation ("SENTRY"), pursuant to which Merger Sub will merge with and into SENTRY (the "Merger"). The stockholders of SENTRY (including the Stockholders) have selected the Stockholder Representative to act on their behalf in connection with the Merger, though such stockholders are not a party to, and such stockholders (except for the Stockholders) will have no rights under, this Escrow Agreement. Certain defined terms used in this Escrow Agreement are defined in Section 6 of this Escrow Agreement.

      2. The  Escrow  Agent  will  establish  an  escrow  account  (the  "Escrow
Account").

      3. Pursuant to the Merger Agreement, at the Effective Time, META will deliver to the Escrow Agent for deposit in the Escrow Account 44,965 shares of META Common (the "Escrow Shares").

      NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

      Section 1.  Establishment of Escrow Account.

      (a) Pursuant to Section 1.8 of the Merger Agreement, simultaneously with the Closing, META will deposit with the Escrow Agent a stock certificate in the name of the Escrow Agent (or its nominee) representing the Escrow Shares, to be held in an account designated as "META/SENTRY Escrow Account" or having a similar designation and disbursed in accordance with the terms hereof. The Escrow Agent agrees to accept the Escrow Shares and to hold and distribute them in the manner provided herein. The Escrow Agent shall have no responsibility for the genuineness, validity, market value or title for any intended purpose of the Escrow Shares.

      (b) All dividends and distributions (other than cash dividends and distributions) made by META with respect to the Escrow Shares will be paid or made to the Escrow Agent to be held in escrow with the other Escrow Shares as provided herein as additional assets of the escrow to satisfy indemnification claims in accordance with Article IX of the Merger Agreement. Such dividends and distributions shall be deemed to be a part of the Escrow Shares to which they relate. Cash dividends and distributions, if any, with respect to the Escrow Shares will be made by META directly to the Stockholders of SENTRY for whose account such shares are being held hereunder. If a meeting or written action of stockholders of META occurs while this Escrow Agreement is still in effect, the

Escrow Agent shall promptly send to the Stockholder Representative copies of any notices, proxies and proxy materials which it receives in connection with such meeting or written action. The Escrow Agent shall vote the Escrow Shares in accordance with the instructions set forth in any proxies returned to the Escrow Agent by the Stockholder Representative and received by the Escrow Agent three business days prior to the date of any such meeting or written action; provided, however, that the Escrow Agent will use reasonable efforts to vote any proxies received thereafter. If no proxy is received, the Escrow Agent shall not vote such shares.

      (c) Exhibit A hereto contains a list of all of the Stockholders whose shares will be held in the Escrow Account, their addresses and the number of Escrow Shares held for their account hereunder at the Effective Time of the Merger. The number of Escrow Shares held for the account of a particular Stockholder as of the date of this Escrow Agreement relative to the Escrow Shares held for the account of all Stockholders as of the date of this Escrow Agreement is referred to herein as such Stockholder's "Proportionate Percentage." Upon any distribution of Escrow Shares to META in satisfaction of a Notice of Claim (as defined below) the number of Escrow Shares held for the account of each Stockholder will be reduced by its Proportionate Percentage, except for any distribution of Escrow Shares to META in satisfaction of a Notice of Claim that applies solely to a Major Stockholder with respect to the Participation Agreement (as expressly set forth in such Notice of Claim), in which case such distribution shall be applied in reduction of the Escrow Shares held for the account of such Major Stockholder). In the event that any loss set forth in a Notice of Claim becomes due in accordance with the provisions of
Section 2 hereof and exceeds any Stockholder's remaining number of Escrow Shares (a "Deficiency"), then the other Stockholders shall be obligated to cover such Deficiency according to each Stockholders' relative Proportionate Percentage.

     (d) As set forth in the Merger Agreement and other materials, by virtue of the Stockholders' approval of the Merger Agreement, the Stockholders have, without any further actions required, consented to: (i) the establishment of the escrow hereunder to secure the Stockholders' indemnification obligations under
Article IX of the Merger Agreement in the manner set forth herein, (ii) the appointment of the Stockholder Representative as their representative for purposes of this Escrow Agreement and as attorney-in-fact and agent for and on behalf of each such Stockholder and the taking by the Stockholder Representative of any and all actions and the making of any decisions required or permitted to be taken or made by him under this Escrow Agreement and (iii) all of the other terms, conditions and limitations in this Escrow Agreement.

      Section 2.  Payment by Escrow Agent with Respect to the Escrow Shares.

      (a) (i) If META reasonably believes that it, or any other Indemnitee entitled to indemnification under Section 9.2 of the Merger Agreement (the "META Indemnitees") has or may suffer a loss that entitles or may entitle it to indemnification under the Merger Agreement, META may deliver to the Escrow Agent a written notice (a "Notice of Claim") setting forth in reasonable detail the nature of the claim, an estimate of the aggregate amount at that time to which META believes such META Indemnitee is, or may be, entitled to be paid pursuant to the Merger Agreement, and the amount of Escrow Shares to be delivered to META in satisfaction of such claim pursuant to Section 2(e) hereof. META shall deliver a copy of each Notice of Claim to the Stockholder Representative no later than the date on which such Notice of Claim was delivered to the Escrow Agent. Each Notice of Claim delivered to the Escrow Agent shall include a certification that META has delivered a copy of such Notice of Claim to the Stockholder Representative.

            (ii) The Escrow Agent shall deliver to META's transfer agent (as identified in Section 4 of this Escrow Agreement) (the "Transfer Agent") the stock certificate representing the Escrow Shares held in the Escrow Account in exchange for a new stock certificate representing a number of shares of META Common (which will remain Escrow Shares) equal to the number of Escrow Shares previously held by the Escrow Agent, less the number of Escrow Shares having a value (such value to be determined pursuant to Section 2(e) hereof) equal to the amount set forth in such Notice of Claim as soon as practicable, but no earlier than 20 business days following receipt by the Escrow Agent of such Notice of Claim.

      Notwithstanding the preceding paragraph, if within the period of 20 business days following receipt by the Escrow Agent of such Notice of Claim the Escrow Agent shall have received from the Stockholder Representative a written notice (a "Dispute Notice") stating that he or it disputes the validity or the amount specified in such Notice of Claim or any portion thereof (a "Disputed Amount"), the Escrow Agent shall not deliver the Escrow Shares as provided above for any such disputed amount other than pursuant to Section 2(b).

      Except as expressly provided in Section 1(c) hereof, upon any distribution of Escrow Shares to META in satisfaction of a Notice of Claim by the Escrow Agent the number of Escrow Shares held for the account of each Stockholder will be reduced by its Proportionate Percentage of the Escrow Shares distributed to satisfy the Notice of Claim, except that, with respect to the distribution of Escrow Shares to META in satisfaction of a Notice of Claim that applies solely to a Major Stockholder with respect to the Participation Agreement (as specified in such Notice of Claim), the number of Escrow Shares held for the account of such Major Stockholder will be reduced by such number of Escrow Shares so distributed. Any fractional interests will be carried forward until the distribution of Escrow Shares to the Stockholders, at which time fractional interests will be rounded in the discretion of META. Within 10 business days after any payment of a META Indemnitee claim, including a payment made at the direction of an arbitration panel pursuant to Section 2(c), META will deliver to the Escrow Agent and the Stockholder Representative a revised Exhibit A, which will be attached hereto in lieu of the then existing Exhibit A. The Escrow Agent may rely upon such revised Exhibit A unless and until the Stockholder Representative delivers an objection thereto in writing to the Escrow Agent and META. Any disputes regarding Exhibit A will be resolved in the manner provided in Section 2(c) hereof. Without altering the Escrow Agent's obligations set forth herein, the Stockholder Representative shall include in each Dispute Notice, reasonable detail of the nature of the Stockholder Representative's dispute. The Stockholder Representative shall send a copy of each Dispute Notice to META no later than the date on which such Dispute Notice was sent to the Escrow Agent. Each Dispute Notice delivered to the Escrow Agent shall include a certification that the Stockholder Representative has sent a copy of such Dispute Notice to META.

            (iii) If the Escrow Agent shall not have actually received a Dispute Notice with respect to the validity or amount specified in a Notice of Claim, or a portion thereof, within the period of 20 business days following its receipt of such Notice of Claim, the Stockholder Representative shall be forever barred and precluded from contesting in any manner or forum whatsoever the distribution of Escrow Shares on account of such amount not so disputed.

      (b) Upon receipt by the Escrow Agent of a notice (a "Resolution Notice") from META and/or the Stockholder Representative with respect to a Disputed Amount specifying the amount of such Disputed Amount to which any META Indemnitee is entitled, accompanied by (A) a written agreement between META and the Stockholder Representative with respect to such Disputed Amount, or (B) a final order from an arbitrator pursuant to Section 2(c) of this Escrow Agreement determining that META is entitled to indemnification, the Escrow Agent shall cause to be delivered to such META Indemnitee the Escrow Shares having a value equal to the amount to which such META Indemnitee, or any other META Indemnitee is entitled, if any, in each case such Escrow Share amount to be specified in such written agreement or final order, as applicable. META and the Stockholder Representative agree that the only methods for resolving a Disputed Amount will be through negotiations between themselves or through use of an arbitrator pursuant to Section 2(c).

      (c) In the event of a Disputed Amount, a dispute regarding revisions to Exhibit A, or any other dispute regarding this Escrow Agreement, META and the Stockholder Representative shall in good faith negotiate to settle such dispute. If no resolution is reached within 30 days after delivery of the Dispute Notice, a revised Exhibit A or any other written dispute notice regarding this Escrow
Agreement to the Escrow Agent, either party may commence an arbitration proceeding (a "Proceeding") by submitting the Disputed Amount or other disputed matters to arbitration within 60 days after the date of delivery of the Dispute Notice, the revised Exhibit A or other written dispute notice to the Escrow Agent. Any such arbitration shall be before an arbitral tribunal composed of three arbitrators; one selected by META, one selected by the Stockholder
Representative and one selected by mutual agreement of the parties (the "Panel"). If the parties are unable to agree on such third arbitrator, the arbitrator shall be selected by the American Arbitration Association (the "AAA") in accordance with its Commercial Arbitration Rules. The Panel will resolve the Disputed Amount in accordance with the rules of the AAA. The venue for the arbitration shall be Stamford, Connecticut or such other venue mutually agreed to by META and the Stockholder Representative. The Panel's award or order shall be final and binding on META, the Stockholder Representative and the Stockholders and all costs of such proceeding shall be borne as specified in the award or order. The provisions of this Section may be enforced in any court having jurisdiction over the award or any of the Stockholders and META and or any of their respective assets, and judgment on the award (including without limitation equitable remedies) granted in any arbitration hereunder may be entered in any such court. Nothing contained in this Section shall prevent any party from seeking interim measures of protection in the form of pre-award attachment of assets or preliminary or temporary equitable relief.

      (d) (i)  Within 20  business  days  after the First  Termination  Date (as
defined   below),   the  Escrow  Agent  shall  deliver  the  stock   certificate
representing the Escrow Shares to the Transfer Agent in exchange for:

                  (A) stock certificates for and in the name of each Stockholder with respect to 2,045 of the Escrow Shares minus (1) the number of Escrow Shares previously released to META in connection with resolved Notices of Claim (without duplication with respect to Section 2(d)(ii)) other than any Notices of Claim made by META under Section 9.2(vi) of the Merger Agreement, (2) the number of Escrow Shares previously released to META in connection with resolved Notices of Claim (without duplication with respect to Section 2(d)(ii)) made by META under Section 9.2(vi) of the Merger Agreement in excess of 42,920, (3) the number of Escrow Shares subject to any outstanding and unresolved Notices of Claim other than any outstanding and unresolved Notices of Claim made by META under Section 9.2(vi) of the Merger Agreement and (4) the number of Escrow Shares subject to any outstanding and unresolved Notices of Claim made by META under Section 9.2(vi) of the Merger Agreement in excess of 42,920, in the case of each of subclauses (1)-(4) of this Section 2(d)(i) based on the amounts set forth in the Notice of Claim, whether or not a Dispute Notice has been delivered with respect thereto, unless such dispute has been subsequently resolved; and

                  (B) a new stock certificate in the name of the Escrow Agent representing, in the aggregate, the number of Escrow Shares determined pursuant to Section 2(d)(i)(A)(3), Section 2(d)(i)(A)(4) above and Section 2(d)(ii)(A) below. The "First Termination Date" shall mean October 31, 2000.

      Upon receipt of such stock certificates from the Transfer Agent, the Escrow Agent will promptly deliver such stock certificates for and in the name of the Stockholders in accordance with Exhibit A to them at such addresses as the Stockholder Representative shall direct in writing, and the Escrow Agent will retain the new stock certificate in its name as provided in Section 2(d)(ii) and pending resolution of all outstanding and unresolved claims.

      Within 10 business days after the First Termination Date, META will deliver to the Escrow Agent and the Stockholder Representative a letter (the "First Release Letter") confirming for the Escrow Agent the name of each Stockholder, the number of Escrow Shares each such Stockholder will receive pursuant to Section 2(d)(i)(A) above, and the number of Escrow Shares delivered to the Escrow Agent pursuant to Section 2(d)(i)(B) above. The Escrow Agent may rely upon the First Release Letter unless and until the Stockholder Representative delivers an objection thereto in writing to the Escrow Agent and META. The Escrow Agent shall have no responsibility for any of the calculations required by this Section 2(d)(i). Any disputes regarding the First Release Letter will be resolved in the manner provided in Section 2(c) hereof.

            (ii) Within 20 business  days after the Final  Termination  Date (as
defined   below),   the  Escrow  Agent  shall  deliver  the  stock   certificate
representing the Escrow Shares to the Transfer Agent in exchange for:

                  (A) stock certificates for and in the name of each Stockholder with respect to 42,920 of the Escrow Shares plus the number of Escrow Shares determined pursuant to Section 2(d)(i)(A)(3) and Section 2(d)(i)(A)(4) above) minus the number of Escrow Shares previously released to META in connection with resolved Notices of Claim without duplication with respect to Section 2(d)(i); provided, however, that the Escrow Agent shall exclude from such number of Escrow Shares a number of Escrow Shares equal to the number of Escrow Shares subject to any outstanding and unresolved Notices of Claim (based on the amounts set forth in the Notice of Claim, whether or not a Dispute Notice has been delivered with respect thereto, unless such dispute has been subsequently resolved) and as provided in the Final Release Letter (as hereinafter defined); and

                  (B) if applicable, a new stock certificate in the name of the Escrow Agent representing the aggregate number of Escrow Shares as to which Notices of Claim are outstanding and not resolved.

      In the event that on the Final Termination Date all the matters set forth in any previously delivered Notice of Claim have not been finally resolved, then a number of Escrow Shares shall be withheld from the distributions described above in Sections 2(d)(i) and (ii) in order to provide for the remaining indemnification obligations of the Stockholders of SENTRY. The "Final Termination Date" shall mean April 30, 2001.

      Upon receipt of such stock certificates from the Transfer Agent, the Escrow Agent will promptly deliver such stock certificates for and in the name of the Stockholders in accordance with Exhibit A to them at such addresses as the Stockholder Representative shall direct in writing, and the Escrow Agent will retain the new stock certificate in its name pending resolution of all outstanding and unresolved claims.

      Within 10 business days after the Final Termination Date, META will deliver to the Escrow Agent and the Stockholder Representative a letter (the "Final Release Letter") confirming for the Escrow Agent the name of each Stockholder, the number of Escrow Shares each such Stockholder will receive pursuant to Section 2(d)(ii)(A) above, and, if applicable, the number of Escrow Shares delivered to the Escrow Agent pursuant to Section 2(d)(ii)(B) above. The Escrow Agent may rely upon the Final Release Letter unless and until the Stockholder Representative delivers an objection thereto in writing to the Escrow Agent and META. The Escrow Agent shall have no responsibility for any of the calculations required by this Section 2(d)(ii). Any disputes regarding the Final Release Letter will be resolved in the manner provided in Section 2(c) hereof.

            (iii) If at any time after the First  Termination  Date with respect to Section 2(d)(i)(B) or after the Final Termination Date, as the case may be, there are Escrow Shares in excess of outstanding Notices of Claim due to the resolution of such outstanding claims either META or the Stockholder Representative may deliver a certificate to that effect to the Escrow Agent with a copy to the other party, which certificate will specify the amount of Escrow Shares to be released by the Escrow Agent. If no written objection has been delivered within 10 business days by the other party, a distribution will be effected, as provided in Section 2(d)(i) or Section 2(d)(ii), as applicable. If a written objection has been delivered within such time period, the controversy will be resolved pursuant to Section 2(c) hereof. Notwithstanding anything herein to the contrary, at any time and from time to time by mutual agreement META and the Stockholder Representative may deliver a certificate signed by both of them to the Escrow Agent, which certificate will specify the amount of Escrow Shares to be released by the Escrow Agent, directing it to release Escrow Shares by the distribution method in Section 2(d)(i) and/or Section 2(d)(ii).

      (e) For purposes of this Section 2, Escrow Shares shall be valued at the Final META Stock Price. The Escrow Agent shall be under no duty or responsibility with regard to the valuation of the Escrow Shares or the calculation of the amounts of Escrow Shares to be released or delivered hereunder.

      (f) (i) No Stockholder will offer, sell, assign, pledge, hypothecate, transfer or otherwise dispose of any Escrow Shares until released from the Escrow Account.

            (ii) META and the Stockholder Representative shall have the right to inspect and obtain copies of the records of the Escrow Agent upon reasonable notice and during reasonable business hours and to receive monthly reports of the status of the Escrow Shares.

      Section 3.  Concerning the Escrow Agent.

      (a) The Escrow Agent will have no duties or obligations other than those specifically set forth in or contemplated by this Escrow Agreement, each of which is ministerial (and shall not be construed as fiduciary) and the Escrow Agent will not be responsible for any of the agreements referred to herein, including the Merger Agreement.

      (b) The Escrow Agent will be fully protected in acting on and relying upon any written notice, direction, request, waiver, consent, receipt or other paper or document which the Escrow Agent in good faith believes to have been signed or presented by the proper party or parties, but will not act on oral instructions alone of any party.

      (c) The Escrow Agent will not be obligated to take any action hereunder which might in its reasonable judgment involve any extraordinary expense or liability, unless the payment of such expense or liability is provided for in a manner satisfactory to the Escrow Agent.

      (d) The Escrow Agent and its directors, officers or employees will not be liable for any error of judgment, or for any act done or step taken or omitted by it in good faith or for any mistake in fact or law, or for anything which it may do or refrain from doing in connection with this Escrow Agreement, except for its own gross negligence, willful misconduct or act of bad faith.

      (e) The Escrow Agent may seek the advice of legal counsel, including in-house counsel, in the event of any dispute or question as to the construction of any of the provisions of this Escrow Agreement or its duties hereunder, and it will incur no liability and will be fully protected in respect of any action taken, omitted or suffered by it in good faith in accordance with the opinion of such counsel.

      (f) The Escrow Agent will be compensated on the basis of its regular fees as set forth on Exhibit B, plus reasonable out-of-pocket expenses, including the reasonable fees and costs of attorneys or agents in connection with the preparation of this Escrow Agreement or which it may find necessary to engage in performing its duties under this Escrow Agreement (the "Escrow Fees") which will be invoiced to META. META will be responsible for all of such Escrow Fees.

      (g) The Escrow Agent shall have no more or less responsibility or liability on account of any action or omission of any book-entry depository or subescrow agent employed by the Escrow Agent than any such book-entry depository or subescrow agent has to the Escrow Agent, except to the extent that such action or omission of any book-entry depository or subescrow agent was caused by the Escrow Agent's own gross negligence, bad faith or willful misconduct.

      (h) META and the Stockholder Representative agree to treat the Escrow established hereunder either as (i) a "grantor trust" or (ii) an agency or custody arrangement for all tax purposes, and META and the Stockholder Representative will be responsible for all tax and other filings with respect to the Escrow Shares. The Escrow Agent shall have no obligation to prepare, sign or file any federal, state or local tax returns and shall not be deemed to be a trustee or fiduciary on account of the foregoing. Furthermore, META and the Stockholder Representative shall instruct the Escrow Agent in writing as to the identity of the grantor and the trustee under the grantor trust (if META and the Stockholder Representative agree to treat the Escrow established hereunder as a grantor trust) or as to the principal of the agency or custody arrangement (if META and the Stockholder Representative agree to treat the Escrow established hereunder as an agency or custody arrangement), and with respect to the Escrow Agent's responsibility for withholding and other taxes, assessments or other governmental charges, and shall instruct the Escrow Agent with respect to any certifications and governmental reporting that may be required under any laws or regulations that may be applicable in connection with its acting as Escrow Agent under this Agreement; provided however, that such written instructions shall be reasonably acceptable to the Escrow Agent. Except as provided below, neither
META, the Stockholder Representative nor the Escrow Agent shall have any liability to any person on account of taxes, assessments, additions for late payment, interest, penalties, expenses and other governmental charges that may be assessed or asserted against META, the Stockholder Representative or the Escrow Agent in connection with or relating to any payment made or other activities performed under the terms of this Agreement, including, without limitation, any liability for the withholding or deduction of (or the failure to withhold or deduct) the same, and any liability for failure to obtain proper certifications or to report properly to governmental authorities in connection with this Agreement, including costs and expenses (including reasonable legal fees and expenses), interest and penalties (individually, a "Tax Liability"). Notwithstanding the foregoing, META shall indemnify and hold the Escrow Agent harmless from any Tax Liability. The Escrow Agent hereby agrees to act in accordance with the written instructions delivered to the Escrow Agent by META and the Stockholder Representative in accordance with this Section 3(h); and notwithstanding the foregoing, if the Escrow Agent is grossly negligent in failing to comply with such written instructions, the immediately preceding sentence shall not apply to the Escrow Agent, and the Escrow Agent shall not be entitled to the limitation on Tax Liability provided in the fourth sentence of this Section 3(h). The Stockholder Representative acknowledges and agrees with META that the Stockholders shall contribute to the amount paid or payable by META as a result of any indemnification obligation or other liability (including reasonable legal fees and expenses) to which META may become subject under or in connection with this Section 3(h) in such proportion as is appropriate to reflect, as between META and the Stockholders, the party responsible for the payment of any such Tax Liability.

      (i) The Escrow Agent will be, and hereby is, indemnified and saved harmless by META and the Stockholder Representative, jointly and severally, from all liabilities, losses, costs and expenses (including reasonable attorneys' fees and expenses) which may be incurred by it as a result of or arising out of this Escrow Agreement, including its involvement in any arbitration or litigation arising from performance of its duties under this Escrow Agreement, other than litigation or arbitration resulting from or with respect to any action taken or omitted by the Escrow Agent for which it will have been adjudged grossly negligent or guilty of willful misconduct or bad faith. Such indemnifications in Sections 3(h) and (i) hereof will survive termination of this Escrow Agreement.

      (j) The Escrow Agent may at any time resign as Escrow Agent hereunder by giving thirty (30) days prior written notice of resignation to META and the Stockholder Representative. Prior to the effective date of the resignation as specified in such notice, META will issue to the Escrow Agent a written instruction authorizing redelivery of the Escrow Shares to a bank or trust company that it selects. Such bank or trust company shall have capital, surplus and undivided profits in excess of $100,000,000. If, however, META shall fail to name a successor escrow agent within twenty (20) days after the notice of resignation from the Escrow Agent, the Stockholder Representative shall be entitled to name such successor escrow agent. If no successor escrow agent is named by META or the Stockholder Representative, the Escrow Agent may apply to a court of competent jurisdiction for appointment of a successor escrow agent.

      (k) If a controversy arises between one or more of the parties to this Escrow Agreement, as to whether or not the Escrow Agent will distribute any of the Escrow Shares, or as to any other matter arising out of or relating to this Escrow Agreement or the Escrow Shares, the Escrow Agent will not be required to determine the controversy and need not make any distribution of the Escrow Shares but may retain the same without liability to any party until the rights of the parties to the dispute will have finally been determined by an arbitration panel as provided for in Section 2(c) of this Escrow Agreement or until it receives joint written instructions with respect thereto from the Stockholder Representative and META. If a controversy of the type referred to in this Section 3 arises, the Escrow Agent may, but shall be under no duty whatsoever to, request that the parties commence arbitration proceedings as provided in Section 2(c) of this Escrow Agreement for determination of the controversy, and the parties will promptly comply with such request.

      Section 4.  Miscellaneous Provisions.

      (a) All notices, consents and other communications under this Escrow Agreement shall be in writing and shall, except as otherwise provided herein, be deemed to have been duly given when (i) delivered by hand, (ii) sent by telex or telecopier (with receipt confirmed), provided that a copy is mailed by certified mail, return receipt requested, and actually received by the addressee or (iii) when received by the addressee, if sent by Express Mail, Federal Express or other express delivery service (receipt requested), in each case, at the appropriate addresses, telex numbers and telecopier numbers as set forth below:

      If to Escrow Agent, to:

            State Street Bank & Trust Company
            Corporate Trust Department, 4th Floor
            Two International Place
            Boston, MA  02110
            Attention:  Lynn Palmiter - META/SENTRY Escrow Agreement
            Telephone:  (617) 664-5646
            Telecopier: (617) 664-5374

      If to Transfer Agent, to:

            ChaseMellon Shareholder Services, LLC
            111 Founders Plaza, 11th Floor
            East Hartford, Connecticut  06108
            Attention:  Shareholder Services
            Telephone:  (860) 282-3512
            Telecopier: (860) 528-6472

      If to META, to:

            META Group, Inc.
            208 Harbor Drive
            Stamford, CT  06912-0061
            Attention:  Bernard Denoyer, Chief Financial Officer
            Telephone:  (203) 973-6700
            Telecopier: (203) 359-8066
      with a copy to:

            Testa, Hurwitz & Thibeault, LLP
            125 High Street
            High Street Tower
            Boston, Massachusetts  02110
            Telephone:  (617) 248-7000
            Telecopier: (617) 248-7100
            Attention:   Mark J. Macenka, Esq.


      If to the Stockholder Representative, to:

            Peter A. Naber
            c/o Safeguard Scientifics, Inc.
            800 The Safeguard Building
            435 Devon Park Drive
            Wayne, PA  19087
            Telephone:  (610) 975-4949
            Telecopier: (610) 995-0325

      with a copy to:

            Robert DeN. Cope
            44 Elm Street
            Suite 503
            Worcester, MA 01609
            Telephone:  (508) 753-2714
            Telecopier: (508) 753-1325

(or to such other addresses, telex numbers and telecopier numbers as a party may designate as to itself by written notice to the other parties). Notwithstanding any of the foregoing, no notice or instructions to the Escrow Agent or Stockholder Representative shall be deemed to have been received by it prior to actual receipt, no notice to the Escrow Agent or Stockholder Representative shall be deemed effective until such receipt by it, and any computation of a time period which is to begin after receipt of a notice by the Escrow Agent shall run from the date of such receipt by it.

      (b) Nothing in this Escrow Agreement shall be construed to limit the right of META or any other META Indemnitee under any provision of the Merger Agreement.

      (c) This Escrow Agreement shall be governed by, and construed in accordance with, the laws (other than the choice or conflicts of laws rules and provisions) of the Commonwealth of Massachusetts. META and the Stockholder Representative hereby absolutely and irrevocably consent and submit to the jurisdiction of the courts in the Commonwealth of Massachusetts and of any Federal court located in said Commonwealth in connection with any actions or proceedings brought against them (or each of them) by the Escrow Agent arising out of or relating to this Escrow Agreement. In any such action or proceeding, META and the Stockholder Representative hereby absolutely and irrevocably (i) waive any objection to jurisdiction or venue, (ii) waive personal service of any summons, complaint, declaration or other process, and (iii) agree that the service thereof may be made by certified or registered first-class mail directed to such party, as the case may be, at their respective addresses in accordance with Section 4(a) hereof.

      (d) This Escrow Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original instrument and all of which together shall constitute a single agreement.

      (e) Neither META nor the Stockholders Representative nor the Escrow Agent shall be responsible for delays or failures in performance resulting from acts beyond its control. Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters.

      (f) This Escrow Agreement shall be binding upon the respective parties hereto and their heirs, executors, successors and assigns.

      (g) This Escrow Agreement may not be altered or modified without the express written consent of META, the Stockholder Representative and the Escrow Agent. No course or conduct shall constitute a waiver of any of the terms and conditions of this Escrow Agreement, unless such waiver is specified in writing, and then only to the extent so specified. A waiver of any of the terms and conditions of this Escrow Agreement on one occasion shall not constitute a waiver of the other terms of this Escrow Agreement, or of such terms and conditions on any other occasion.

      (h) This Escrow Agreement and all documents relating thereto, including, without limitation, (i) consents, waivers and modifications which may hereafter be executed, and (b) certificates and other information previously or hereafter furnished, may be reproduced by an photographic, photostatic, microfilm, optical disk, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile, or further reproduction of such reproduction shall likewise be admissible in evidence.

      Section 5.  The Stockholder Representative.

      (a) As long as there are Escrow Shares held in escrow pursuant to this Escrow Agreement, the Stockholders, and each of them, will be represented by the Stockholder Representative, who is empowered to receive any notice under this Escrow Agreement for the Stockholders, and each of them, and to give any and all notices and instructions and take any and all action for and on behalf of the Stockholders, and each of them, under this Escrow Agreement. The Stockholders will have the right to remove the Stockholder Representative and, upon such removal or, in the event of the Stockholder Representative's death or resignation, to appoint as the new Stockholder Representative any former stockholder of SENTRY at any time and from time to time during the period when any shares are held in escrow, by a vote of at least three Stockholders holding in the aggregate a majority interest in the Escrow Shares held in escrow at such time evidenced by a writing executed by such Stockholders. The appointment of a new Stockholder Representative will be of no force or effect whatsoever upon META or the Escrow Agent or otherwise under this Escrow Agreement until three days after the date when both META and the Escrow Agent have received written notice of such appointment, which notice must include at least: (i) the identity and address of the new Stockholder Representative and a statement that such Stockholder Representative has been appointed by a vote of at least three Stockholders holding in the aggregate a majority interest in the Escrow Shares then held in escrow; (ii) the duly acknowledged signatures of each of the Stockholders voting for the new Stockholder Representative;(iii) a statement that any non-signing Stockholder has been notified in writing of the appointment of the new Stockholder Representative and (iv) a statement by the new Stockholder Representative that it agrees to accept and assume its duties and obligations under this Escrow Agreement, including any indemnification obligations. META and the Escrow Agent will be entitled to rely on any notice received in such form without conducting an investigation of the contents thereof. Any notice given to the Stockholder Representative will constitute notice to each and all of the Stockholders at the time notice is given to the Stockholder Representative. Any action taken by, or notice or instruction received from, the Stockholder Representative will be deemed to be action by, or notice or instruction from, each and all of the Stockholders. META may and the Escrow Agent will disregard any notice or instruction received from any Stockholder other than the then acting Stockholder Representative with regard to this Escrow Agreement.

      (b) The Stockholder Representative shall not suffer any liability or loss for any act performed or omitted to be performed by him under this Escrow Agreement in the absence of gross negligence or willful misconduct. The Stockholder Representative may consult with counsel in connection with his duties hereunder and shall be fully protected by any act taken, suffered, permitted, or omitted in good faith in accordance with the advice of counsel. The Stockholder Representative shall not be responsible for the sufficiency or accuracy of the form, execution, validity or genuineness of documents or securities now or hereafter deposited hereunder, or of any endorsement thereof or for any lack of endorsement thereof or for any description therein, nor shall he be responsible or liable in any respect on account of the identity, authority or rights of the persons executing or delivering or purporting to execute or deliver any such document, security or endorsement, and the Stockholder Representative shall be fully protected in relying upon any written notice demand, certificate or document which he in good faith believes to be genuine.

      (c) The Stockholder Representative shall be entitled to employ such legal counsel and other experts as he may deem necessary to advise him properly with respect to his rights and obligations hereunder and to evaluate claims and to pursue challenges to claims or to defend third party claims. The expenses and fees of such counsel and experts, and any out of pocket expenses which the Stockholder Representative incurs under Sections 2 or 3 hereunder in relation to evaluating, challenging or contesting claims, shall be reimbursed by the Stockholders in accordance with the Proportionate Percentages.

      (d) The Stockholder Representative hereby agrees to do such acts, and execute further documents, as shall be necessary to carry out the provisions of this Escrow Agreement or to transfer any Escrow Shares pursuant to the terms hereof.

      Section 6. Certain Defined Terms. For purposes of this Escrow Agreement, the following terms shall have the meanings set forth below:

      (a) "Effective Time" means the time of filing of the executed articles of merger to effectuate the Merger with the Secretary of the Commonwealth of the Commonwealth of Massachusetts pursuant to Section 78 of the Massachusetts Business Corporation Law.

      (b) "Final META Stock Price" means the average closing price of META Common (rounded to the nearest penny) for the five (5) trading days ending on and including the second-to-last trading day which immediately precedes the date on which a payment is made pursuant to Section 9.5 of the Merger Agreement or a valuation is made of Escrow Shares for any other reason provided for in the Merger Agreement, as the case may be, in each case calculated on the basis of the last reported sales price of META Common on the Nasdaq National Market, and as certified to the Escrow Agent in the First Release Letter, the Final Release Letter or Notice of Claim.

      (c) "Indemnitee" means each of META and its officers, directors, shareholders and employees and, effective at and as of the Effective Time, without duplication, Sentry (as the surviving corporation) and its officers, directors, shareholders and employees and each of their respective subsidiaries and affiliates.

      (d) "Major Stockholders" means Safeguard Scientifics (Delaware), Inc., William A. Gannon, Sr., Robert H. Cawly, Kirk K. Reiss, Donald R. Caldwell, Charles A. Root, Delbert W. Johnson, James A. Ounsworth, Gerald M. Wilk, Walter
W. Buckley, Michael W. Miles, Glenn T. Rieger, Jerry L. Johnson, Thomas C. Lynch, Steven J. Rosard and Carl G. Sempier.

      (e) "META Common" means shares of Common Stock, par value $.01 per share, of META.

      (f) "Participation Agreement" means that certain Participation Agreement dated as of September 23, 1998, by and between META and the Major Stockholders.

                 [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

      IN WITNESS WHEREOF, the undersigned have executed this Escrow Agreement as of the date first written above.


                                    STATE STREET BANK AND TRUST COMPANY,
                                    as Escrow Agent


                                    By:/s/E. Decker Adams
                                       -----------------------------------
                                    Name: E. Decker Adams
                                    Title:


                                    META GROUP, INC.


                                    By:/s/ Bernard F. Denoyer
                                       ------------------------------------
                                    Name: Bernard F. Denoyer
                                    Title:CFO, SVP-Finance, Secretary and
                                          Treasurer



                                    By:/s/Peter A. Naber
                                    ---------------------------------
                                    Peter A. Naber, as Stockholder
                                    Representative

                                  Exhibit A
                                  ---------

Stockholders                      Escrow Shares      Proportionate Percentage
------------                      -------------      -----------------------
Gannon, Carol G.                       2,028                4.510%
74 Brook Street
Franklin, MA  02038

Gannon, Damon P.                       1,521                3.383
c/o William A. Gannon, Sr.
74 Brook Street
Franklin, MA  02038

Gannon, William A. Sr.                 8,112               18.041
74 Brook Street
Franklin, MA  02038

McMillan, William J.                   2,293                5.100
120 Cross Street
Winchester, MA  01890

Safeguard Scientifics                 27,349               60.822
(Delaware), Inc.
103 Springer Building
3411 Silverside Road
P.O. Box 7048
Wilmington, DE  19803

Sempier, Carl G.                       1,691                3.761
3 Roselawn Lane
Malvern, PA  19355

Caldwell, Donald R.                      314                0.698
531 North Rose Lane
Haverford, PA 19041

Root, Charles A.                         314                0.698
602 Dundee Drive
Wilmington, NC 28405

 Stockholders                        Escrow Shares     Proportionate Percentage
 ------------                        -------------     ------------------------

Johnson, Delbert W.                      101                0.225
8325 Via Del Sole Drive East
Scottsdale, AZ 85255

Ounsworth, James A.                      233                0.518
7721 St. Martins Lane
Philadelphia, PA 19118

Wilk, Gerald M.                          233                0.518
11 Pickwick Lane
Malvern, PA 19355

Buckley, Walter W.                        53                0.118
428 Glenwyth Road
Strafford, PA 19087

Miles, Michael W.                        174                0.387
1333 Argyle Road
Berwyn, PA 19312

Rieger, Glenn T.                         174                0.387
201 Wyndom Lane
Radnor, PA 19087

Johnson, Jerry L.                        152                0.338
1075 Green Valley Road
Bryn Mawr, PA 19010

Lynch, Thomas C.                         152                0.338
1236 Denbigh Lane
Radnor, PA 19087
Rosard, Steven J.                         71                0.158
412 Academy Circle
Merion, PA 19066
                                  --------------------------------------

                    Totals:           44,965              100.000%